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                                                                    EXHIBIT 12.1



                     COLTEC INDUSTRIES INC AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)


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                                                                                Year Ended December 31,
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                                                           1994           1993           1992           1991           1990
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

Earnings from continuing
  operations before
  extraordinary item . . . . . . . . . . . .             $ 93,989       $ 65,226       $ 64,683       $  2,209       $ 40,934
Add (deduct):
  Income taxes:
    Federal and foreign. . . . . . . . . . .               52,869         36,293         42,577         28,300         33,770
    State and local. . . . . . . . . . . . .                4,931          1,877          1,886          1,538            913
  Portion of rents representative
  of interest factor (1) . . . . . . . . . .                3,369          4,078          4,283          4,268          4,246
  Interest expense . . . . . . . . . . . . .               90,337        111,497        137,797        201,954        206,027
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Earnings from continuing
  operations before
  extraordinary item,
  as adjusted. . . . . . . . . . . . . . . .             $245,495       $218,971       $251,226       $238,269       $285,890
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Fixed charges:
  Interest expense . . . . . . . . . . . . .             $ 90,337      $ 111,497       $137,797       $201,954       $206,027
  Capitalized interest . . . . . . . . . . .                  689          1,140          1,196            955          1,015
  Portion of rents representative
  of interest factor (1) . . . . . . . . . .                3,369          4,078          4,283          4,268          4,246
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Fixed charges. . . . . . . . . . . . . . . .             $ 94,395       $116,715       $143,276       $207,177       $211,288
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Ratio of earnings to
  fixed charges. . . . . . . . . . . . . . .                  2.6            1.9            1.8            1.2            1.4
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Note:
     (1)  Estimated to be 1/3 of total rent expense.

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